Exhibit 2.3.1

Tripartite Agreement

Party A: Qingdao Peking University Resources Technology Development Co., Ltd.

Party B: Qingdao Boyang Education Investment and Management Co. Ltd

Party C: Beijing Frank Education Investment and Management Co., Ltd

WHEREAS, on September 2, 2005, Party A entered into Real Estate Purchase Agreement with Party B and on April 30, 2007 signed Supplementary Agreement regarding purchase of the real estate located at Danshan FuChang Road No. 2, Chengyang District, Qingdao City (“the Real Estate”). On the date hereof, Party B has not paid Party A in full yet. Party C intends to pay Party A the outstanding payment and relevant delay penalty on behalf of Party B.

NOW, THEREFOR, the Parties hereby agree to enter into Tripartite Agreement as follows:

Article One

The Parties hereby confirm that on the date hereof, the outstanding payment to Party A regarding purchase of the Real Estate is RMB 30,965,000 and the delay penalty is RMB 6,800,000. Party C hereby agrees to pay Party A an aggregate amount of RMB 37,765,000 which is the part of share purchase price under Share Transfer Agreement.

Article Two

1.	Party A agrees to waive the right to unilaterally rescind Real Estate Purchase Agreement and Supplementary Agreement and to waive any claim for damages arising out of Party B’s breach of Real Estate Purchase Agreement and amendment.

2.	Party A agrees to waive any claim for damages arising out of Party C’s breach of Tripartite Agreement, if Party C fulfills payment obligations strictly subject to the Article Three.

Article Three

Party C shall pay Party A according to the following schedule:

1.	before January 8, 2008, to pay RMB 3,000,000;

2.	before January 31, 2008, to pay RMB 34, 765,000; but this does not exclude that Party C may pay before January 18, 2008.

Article Four

Party C should perform the payment obligations subject to the articles and terms of Tripartite Agreement. Any delayed of the payment should be charged 0.05% of RMB 37,765,000 day by day as a penalty.

Article Five

Any dispute for real estate should be referred to the People’s Court located in the place where the real estate is located, which has jurisdiction on such dispute for settlement.

Article Six

This Tripartite Agreement should be written in six copies and each Party having two copies. The Tripartite Agreement should become effective upon legal execution.

Signature Page:

Party A: Qingdao Peking University Resources Technology Development Co., Ltd. (chop)

Party B: Qingdao Boyang Education Investment and Management Co. Ltd (chop)

Party C: Beijing Frank Education Investment and Management Co., Ltd n (chop)

Date: January 4, 2008